Exhibit (a)(1)(A)

November 12, 2025

BCP INVESTMENT CORPORATION

Offer to Purchase for Cash up to $9,000,000 in Aggregate Amount Shares of Common Stock of

BCP Investment Corporation at a Purchase Price Not Less than $13.63 and Not More Than $14.93 per Share by

BCP Investment Corporation

Edward Goldthorpe

Patrick Schafer

Brandon Satoren

Joseph Morea

George Grunebaum

Sam Reinhart

Nikita Klassen

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 10, 2025, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”)

BCP Investment Corporation, an externally managed, closed-end investment company incorporated in the State of Delaware (the “Company,” “we,” “us,” or “our”), along with Edward Goldthorpe, Patrick Schafer, Brandon Satoren, Joseph Morea, George Grunebaum, Sam Reinhart and Nikita Klassen (each of which is an affiliate of the Company and whose business address and telephone number, citizenship, present principal occupation and employment history are set forth in Schedule A hereto) (collectively, with the Company, the “Offeror Group”) hereby offers to purchase, severally, and not jointly, for cash (the “Offer to Purchase”) up to $9.0 million in the aggregate of shares of the Company’s outstanding common stock, par value $0.01 per share (the “shares”), at a price not less than $13.63 and not more than $14.93 per share, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (collectively, as they may be amended or supplemented from time to time, the “Tender Offer”). The Company will purchase approximately the first $7.6 million of tender shares, and the other members of the Offeror Group will purchase approximately the remaining $1.4 million of tender shares in the order and amounts set forth on Schedule A hereto. The Tender Offer will expire at 11:59 P.M. New York City time, on December 10, 2025 (such date and time, as the same may be extended, the “Expiration Date”), unless extended.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration and conditional tenders described in this Offer to Purchase, the Offeror Group will determine a single per share price (the “Purchase Price”), which will be not less than $13.63 and not more than $14.93 per share, that they will pay for shares properly tendered and not properly withdrawn from the Tender Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The Purchase Price will be the lowest price per share (in increments of $0.13) of not less than $13.63 and not more than $14.93 per share, at which shares have been properly tendered or have been deemed to be tendered in the Tender Offer, that will enable the Offeror Group to purchase the maximum number of shares properly tendered in the Tender Offer and not properly withdrawn for an aggregate purchase price of $9.0 million or such lesser number if less than $9.0 million of shares are properly tendered in the Tender Offer after giving effect to any shares properly withdrawn.

All shares purchased in the Tender Offer will be purchased at the same Purchase Price regardless of whether any stockholder tendered at a lower price. However, because of the proration provisions described in this Offer to Purchase, all of the shares properly tendered and not properly withdrawn at or below the Purchase Price may not be purchased if those shares have an aggregate purchase price in excess of $9.0 million.

Only shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased, on the terms and subject to the conditions of this Offer to Purchase, including the proration provisions. The Offeror Group will not purchase shares tendered at prices greater than the Purchase Price or shares that they do not accept for purchase under the terms of the Tender Offer because of the Tender Offer’s proration provision. Shares tendered but not purchased pursuant to this Offer to Purchase will be returned promptly following the Expiration Date.

No fractional shares will be purchased in the Tender Offer. If any tendered shares are not purchased for any reason, the Letter of Transmittal with respect to such shares not purchased will be of no force or effect and shares tendered through The Depository Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”) will be credited to the account maintained with DTC by the participant who delivered the shares at Company’s expense.

The Offeror Group reserves the right, in its sole discretion, to change the Purchase Price range and to increase or decrease the value of shares sought pursuant to this Offer to Purchase, subject to applicable law. In accordance with the rules promulgated by the Securities and Exchange Commission (the “SEC”), we may increase the number of shares accepted for purchase in the offer by up to 2% of the outstanding shares without amending or extending the offer.

The Company’s shares of common stock are listed and traded on the Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “BCIC.” On November 11, 2025, the last reported sale price of the shares on the Nasdaq was $12.98 per share. You are urged to obtain current market quotations for the shares. See Section 8. The Company’s net asset value (“NAV”) per share is determined quarterly and is reflected in our published reports on Form 10-Q and Form 10-K. Our NAV per share fluctuates from quarter to quarter. Our most recent NAV per share, determined as of September 30, 2025, was $17.55 per share and is reflected in the Form 10-Q filed for such quarter-end. At the minimum Purchase Price of $13.63 per share, the Offeror Group could purchase approximately 660,308 shares if the offer is fully subscribed, which would represent approximately 5.1% of the issued and outstanding shares as of November 11, 2025. At the maximum Purchase Price of $14.93 per share, the Offeror Group could purchase approximately 602,813 shares if the offer is fully subscribed, which would represent approximately 4.6% of the issued and outstanding shares as of November 11, 2025.

Subject to the applicable rules and regulations promulgated by the SEC, the Offeror Group expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Tender Offer is open and thereby delay acceptance for purchase of, and the payment for, any shares, subject to the restrictions below, (ii) to increase or decrease the value of shares sought in the Tender Offer, (iii) to amend the Tender Offer in any respect prior to the Expiration Date, and (iv) if any condition specified in Section 7 is not satisfied or waived at or prior to the Expiration Date, to terminate the Tender Offer and not accept any shares for purchase. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with the SEC’s tender offer rules. In the case of an extension of the offer, such extension will be followed by a press release or other public announcement, which will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the SEC’s tender offer rules. See Sections 1, 3, 4 and 16.

The Tender Offer is not conditioned upon the receipt of financing or any minimum number of shares being tendered. The Tender Offer is, however, subject to a number of other terms and conditions described in this Offer to Purchase. See Section 7.

The Company expects to use available cash to fund its purchases of shares in the Tender Offer and to pay all related fees and expenses. See Section 13. The other members of the Offeror Group expect to use available cash to fund their purchases of shares in the Tender Offer.

IF YOUR TENDERED SHARES ARE ACCEPTED AND YOU ARE A U.S. HOLDER (AS DEFINED IN SECTION 14), THE RECEIPT OF CASH FOR YOUR TENDERED SHARES WILL BE A TAXABLE TRANSACTION FOR U.S. FEDERAL INCOME TAX PURPOSES AND GENERALLY WILL BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES EITHER AS A (I) SALE OR EXCHANGE ELIGIBLE FOR CAPITAL GAIN OR LOSS TREATMENT OR (II) DISTRIBUTION TAXABLE AS ORDINARY INCOME TO THE EXTENT IT IS OUT OF OUR CURRENT OR ACCUMULATED EARNINGS AND PROFITS (AND NOT DESIGNATED BY US AS A CAPITAL GAIN DIVIDEND OR QUALIFIED DIVIDEND INCOME). IF YOU ARE A NON-U.S. HOLDER (AS DEFINED IN SECTION 14), WE WILL WITHHOLD ON THE PAYMENT OF CASH FOR YOUR TENDERED SHARES. SEE SECTION 14. WE URGE YOU TO CONSULT YOUR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU TENDERING YOUR SHARES.

NONE OF THE SEC, ANY STATE SECURITIES COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests relating to the Tender Offer may be directed to Broadridge Corporate Issuer Solutions, LLC, the information agent for the offer (the “Information Agent”), in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

You may request additional copies of this Offer to Purchase, the Letter of Transmittal and the other documents related to the Tender Offer from the Information Agent at the telephone number and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense.

The date of this Offer to Purchase is November 12, 2025

IMPORTANT

Questions and requests for assistance may be directed to Broadridge Corporate Issuer Solutions, LLC, in its capacity as the information agent for the Tender Offer (the “Information Agent”) at the telephone number and address set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer.

If you want to tender all or some of your shares, you must do one of the following before the Tender Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, LLC, in its capacity as the depositary for the Tender Offer (the “Depositary”), at its address shown on the Letter of Transmittal; or

•

if you are an institution participating in The Depository Trust Company (“DTC”), which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Tender Offer. Accordingly, beneficial owners wishing to participate in the Tender Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Tender Offer.

If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the Tender Offer, you will not be able to tender your shares.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) AND RULE 14D-6(C) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE “EXCHANGE ACT”), WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

THE BOARD OF DIRECTORS OF THE COMPANY (OUR “BOARD”) HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD, ANY MEMBER OF THE OFFEROR GROUP, THE COMPANY’S INVESTMENT ADVISER, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE YOU MIGHT TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2.

NEITHER THE COMPANY NOR ANY MEMBER OF THE OFFEROR GROUP HAVE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. NEITHER THE COMPANY NOR ANY MEMBER OF THE OFFEROR GROUP HAVE AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY MEMBER OF THE OFFEROR GROUP.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Tender Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other Tender Offer materials because they contain the details of the Tender Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion

Who is offering to purchase my shares?

We, BCP Investment Corporation (the “Company”), along with Edward Goldthorpe, Patrick Schafer, Brandon Satoren, Joseph Morea, George Grunebaum, Sam Reinhart and Nikita Klassen (collectively, with the Company, the “Offeror Group”) are offering to purchase your shares. See Section 1.

What will be the Purchase Price for the shares?

The Offeror Group is conducting the Tender Offer by means of a procedure commonly called a modified “Dutch auction.” The Offeror Group is offering to purchase severally, and not jointly, for cash, shares of the Company’s common stock, par value $0.01 per share, for an aggregate purchase price of not more than $9.0 million pursuant to tenders at a price specified by the tendering stockholders of not greater than $14.93 or less than $13.63 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase, and the related Letter of Transmittal. Promptly after the Expiration Date, unless the Tender Offer is extended or withdrawn (such time and date, as they may be extended, the “Expiration Date”), the Offeror Group will, upon the terms and subject to the conditions of the Tender Offer, determine a single price per Share (the “Purchase Price”), which will be not more than $14.93 and not less than $13.63 per share, that they will pay for shares properly tendered in the Tender Offer and not properly withdrawn, and accepted for purchase, taking into account the number of shares tendered pursuant to the Tender Offer and the prices specified by the tendering stockholders.

The Purchase Price will be the lowest price per share (in increments of $0.13) of not more than $14.93 and not less than $13.63 at which shares have been properly tendered or have been deemed to be tendered in the Tender Offer, that will enable the Offeror Group to purchase the maximum number of shares properly tendered and not properly withdrawn, having an aggregate purchase price of $9.0 million or such lesser number if less than $9.0 million of shares are properly tendered in the Tender Offer after giving effect to any shares properly withdrawn. We will publicly announce the Purchase Price promptly after it has been determined and, upon the terms and subject to the conditions of the Tender Offer (including the proration provision), promptly following expiration of the Tender Offer, the Offeror Group will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, to all stockholders who have properly tendered (and have not properly withdrawn) their shares at prices equal to or less than the Purchase Price. See Section 1.

The Company will purchase approximately the first $7.6 million of tender shares, and the other members of the Offeror Group will purchase approximately the remaining $1.4 million of tender shares in the order and amounts set forth on Schedule A hereto

The Offeror Group will not purchase any Shares tendered at a price above the Purchase Price. If you wish to maximize the chance that your shares will be purchased in the Tender Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $13.63 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $13.63 per share.

No fractional shares will be purchased in the Offer. See Section 1.

What will be the form of payment of the Purchase Price?

If your shares are purchased in the Tender Offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for all your shares purchases pursuant to the Tender Offer. The Offeror Group will pay the Purchase Price promptly after the expiration of the Tender Offer period. See Section 5.

How many shares will the Offeror Group purchase?

The Offeror Group will purchase, severally, and not jointly, up to $9.0 million of shares, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the Tender Offer.

At the minimum Purchase Price of $13.63 per share, the Offeror Group could purchase approximately 660,308 shares if the offer is fully subscribed, which would represent approximately 5.1% of the issued and outstanding shares as of November 11, 2025. At the maximum Purchase Price of $14.93 per share, the Offeror Group could purchase approximately 602,813 shares if the offer is fully subscribed, which would represent approximately 4.6% of the issued and outstanding shares as of November 11, 2025.

The Tender Offer is not conditioned on any minimum number of shares being tendered. See Section 6.

How will each member of the Offeror Group pay for the shares?

The Company will use our available cash on hand to purchase shares in the Tender Offer and to pay related expenses. See Section 13. The other members of the Offeror Group expect to use available cash to fund their purchases of shares in the Tender Offer.

How long do I have to tender my shares?

You may tender your shares until the Tender Offer expires. The Tender Offer will expire on December 10, 2025, at 11:59 P.M., New York City time, unless we extend or withdraw the Tender Offer (such date and time, as the same may be extended, the “Expiration Date”). We may choose to extend the Tender Offer for any reason. We cannot assure you that the Tender Offer will be extended or, if extended, for how long. See Section 1 and Section 16. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that such nominee has an earlier deadline for accepting the Tender Offer. Accordingly, beneficial owners wishing to participate in the Tender Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Tender Offer.

Can the Tender Offer be extended, amended or terminated, and under what circumstances?

The Offeror Group can extend or amend the Tender Offer in their sole discretion. If they extend the Tender Offer, they will delay the acceptance of any shares that have been tendered. They can terminate the Tender Offer under certain circumstances. See Section 7 and Section 16.

How will I be notified if the Offeror Group extends the Tender Offer or amends the terms of the Tender Offer?

They will issue a press release no later than 9:00 a.m. New York City time on the business day after the previously scheduled expiration date if we decide to extend the Tender Offer. They will announce any amendment to the Tender Offer by making a public announcement of the amendment. In the event that the terms of the Tender Offer are amended, they will file with the SEC an amendment to our Tender Offer Statement on Schedule TO relating to the Tender Offer describing the amendment. See Section 16.

What is the purpose of the Tender Offer?

In July 2025, the Company issued a press release stating its intention to purchase up to 20% of its outstanding common stock alongside of certain of its affiliates to the extent its shares continued to trade below 80% of net asset value (“NAV”). The press release also noted that the Company and its management also reserved the right to conduct tender offers as part of the Company’s broader value creation initiatives. The Tender Offer is being undertaken in furtherance thereof. See Section 2.

Are there any conditions to the Tender Offer?

Yes. The Offeror Group’s obligation to accept and pay for your tendered shares depends on a number of conditions, including, but not limited to:

•

No legal action shall have been threatened, instituted or pending that challenges or relates to the Tender Offer or that, in their reasonable judgment, could materially and adversely affect the Company’s business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of the Company’s business or the Company’s ability to purchase shares in the Tender Offer.

•

No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred.

•	No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred.

•

No changes in the general political, market, economic or financial conditions in the United States or abroad shall have occurred that, in their reasonable judgment, could materially and adversely affect the Company’s business, condition (financial or otherwise), assets, income, operations or prospects.

•

No tender or exchange offer for any or all of the Company’s shares (other than this Tender Offer) shall have been proposed, announced or made by any person or shall have been publicly disclosed other than in the ordinary course of business.

•

No tender or exchange offer for any or all of the Company’s shares (other than this Tender Offer) shall have been proposed, announced or made by any person or shall have been publicly disclosed other than in the ordinary course of business.

•

No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Tender Offer, shall have occurred.

The Tender Offer is subject to a number of other conditions described in greater detail in Section 7.

How do I tender my shares?

To tender your shares, prior to 11:59 P.M. New York City time, on December 10, 2025, unless the Tender Offer is extended:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal; or

•

if you are an institution participating in The Depository Trust Company (“DTC”), which we refer to as the “Book-Entry Transfer Facility,” tender your shares according to the procedure for book-entry transfer described in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Tender Offer. Accordingly, beneficial owners wishing to participate in the Tender Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Tender Offer.

If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the Tender Offer, you will not be able to tender your shares. This can occur, for example, if you purchased shares of our stock at, or within one or two days of, the Expiration Date, not allowing sufficient time for such purchase transaction to settle. There are no guaranteed delivery procedures available under the terms of this Tender Offer as an alternative delivery mechanism.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder who is not tendering through DTC and who desires to tender shares in the Tender Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Stockholder,” indicating the price at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer”, in which case you will be deemed to have tendered your shares at the minimum price of $13.63 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $13.63 PER SHARE).

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $13.63 per share (which is the minimum price per share under the Offer to Purchase) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer to Purchase. See Section 8 for recent market prices for shares of our common stock.

How will the Tender Offer affect the number of our shares outstanding?

As of November 11, 2025, we had 13,064,667 outstanding shares. If the conditions to the Tender Offer are satisfied or waived and the Tender Offer is fully subscribed at the maximum amount, we will have 12,461,854 shares outstanding immediately following the purchase of shares tendered in the Tender Offer by us, representing a 4.6% reduction in the number of outstanding shares. The actual number of shares outstanding immediately following completion of the Tender Offer will depend on the number of shares tendered and purchased in the Tender Offer as well as the Purchase Price for such shares. See Section 2.

Stockholders who do not have their shares purchased in the Tender Offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares by us pursuant to the Tender Offer. See Section 2.

Can I change my mind after I have tendered shares in the Tender Offer?

Yes. You may withdraw any shares you have tendered at any time before the expiration of the Tender Offer, which will occur at 11:59 p.m. New York City time, on December 10, 2025, unless we extend or withdraw it. If the Offeror Group has not accepted for payment the shares you have tendered to us by 11:59 p.m. New York City time on January 12, 2026 (the fortieth business day from the commencement of the Tender Offer), you may also withdraw your shares at that time. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will the Offeror Group purchase the tendered shares?

If the conditions to the Tender Offer have been satisfied or waived and shares having an aggregate purchase price of less than $9.0 million are properly tendered and not properly withdrawn prior to the Expiration Date, the Offeror Group will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

If the conditions to the Tender Offer have been satisfied or waived and shares having an aggregate purchase price in excess of $9.0 million, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares:

•

first, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the expiration of the Offer; and

•

second, if necessary to permit us to purchase shares having an aggregate purchase price of $9.0 million (or such greater amount as the Offeror Group may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them prior to the Expiration Date.

Therefore, we may not purchase all of the shares that you tender. See Section 1.

Has the Company or its Board adopted a position on the Tender Offer?

While our Board has authorized the Tender Offer, it has not made, nor has the Company, the Company’s investment adviser, the Information Agent or the Depositary made, any recommendation to you as to whether you should tender or refrain from tendering your shares. We cannot predict how our stock will trade after expiration of the Tender Offer, and it is possible that our stock price will trade above the tender offer price after expiration of the Tender Offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials.

Will the Company’s directors and executive officers tender shares in the Tender Offer?

Certain of the Company’s directors and executive officers are part of the Offeror Group and, as a result, will purchase shares tendered in the Tender Offer in accordance with terms and conditions this Offer to Purchase. While the Company’s other directors and executive officers are entitled to participate in the Tender Offer on the same basis as other stockholders, they have advised the Company that they (and their affiliates) do not intend to tender any of their shares in the Tender Offer (including shares they are deemed to beneficially own). See Section 9.

If I decide not to tender, how will the Tender Offer affect my shares?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the Tender Offer as a result of purchases made by the Company thereunder.

What is the accounting treatment of the Tender Offer?

The accounting for the purchase of shares by the Company pursuant to the Tender Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares the Company purchases and a corresponding reduction in cash and cash equivalents. See Section 2.

When and how will the Offeror Group pay for the shares I tender?

They will pay the Purchase Price, less any applicable withholding taxes and without interest, for the shares they purchase promptly after the expiration of the Tender Offer and the acceptance of the shares for payment, by depositing the aggregate purchase price with the Depositary. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is a recent market price for the shares?

On November 11, 2025, the last reported sale price of the shares on the Nasdaq was $12.98 per share. You are urged to obtain current market quotations for the shares. See Section 8.

The Company’s net asset value (“NAV”) per share is determined quarterly and is reflected in our published reports on Form 10-Q and Form 10-K. Our NAV per share fluctuates from quarter to quarter, sometimes dramatically, primarily based on the updated performance of our portfolio companies. Our most recent NAV per share, determined as of September 30, 2025, was $17.55 per share and is reflected in the Form 10-Q filed for such quarter-end.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Section 5 and Section 17.

Does the Offeror Group intend to repurchase any shares other than pursuant to the Tender Offer during or after the Tender Offer?

Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the Tender Offer, until at least ten business days after the Expiration Date. Beginning ten business days after the Expiration Date of the Tender Offer, we may make stock repurchases from time to time on the open market or otherwise. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this Tender Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. We note the Company’s Board-approved open-market share repurchase program, which allows the Company to opportunistically buy back shares in the market from time to time at prevailing market prices. This program does not obligate the Company to acquire any specific number of shares and may be suspended, terminated or modified at any time. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Tender Offer.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash in exchange for the shares you tender. The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as a sale or exchange of the tendered shares or, in the case of purchases of tendered shares by the Company, a distribution from us in respect of our stock. You should consult your tax advisor regarding the particular tax consequences to you of selling shares pursuant to the Offer to Purchase. See Sections 3 and 14.

Will I have to pay stock transfer tax if I tender my shares?

If you hold your shares in street name through a broker or other nominee, or instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Have there been any recent developments of which I should be aware?

For a description of recent developments of the Company since September 30, 2025, please refer to our Form 10-Q filed for such quarter-end on November 6, 2025.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the documents incorporated by reference and the documents to which we refer you contain certain forward-looking information about the Company. These statements may be made directly in this document or may be incorporated into this document by reference to other documents. Representatives of the Company may also make forward-looking statements. All statements other than statements of historical information are forward-looking statements. Forward-looking statements are predictive in nature and can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would,” or the negative of these terms or other comparable terminology. Statements concerning projections, estimated NAV per share, future performance, developments, events, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. Our forward-looking statements are not meant as, and should not be considered to be, guarantees of future performance or events. Rather, they reflect management’s review, consideration and analysis of available facts and other information regarding the subject matter of the forward-looking statements, and are applicable only as of the dates of such statements. The Company undertakes no obligation to update or revise any forward-looking statements, or any other information herein, to reflect events or circumstances that arise after the date hereof except as may be required by applicable law. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those contemplated by the forward-looking statements for a number of reasons.

You should be aware that a number of important factors could cause our actual results to differ materially from those in forward-looking statements. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2024, including Item 1A, “Risk Factors,” in such report, as well as our other filings with the SEC, for a more detailed discussion of such factors and risks and uncertainties. There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may otherwise be required by applicable law.

INTRODUCTION

To the Holders of Common Stock of BC Investment Corporation:

BCP Investment Corporation (the “Company”), an externally managed, non-diversified closed-end investment company that has elected to be regulated as a business development company (“BDC”), under the Investment Company Act of 1940, as amended (the “1940 Act”), along with Edward Goldthorpe, Patrick Schafer, Brandon Satoren, Joseph Morea, George Grunebaum, Sam Reinhart and Nikita Klassen (each of which is an affiliate of the Company and whose business address and telephone number, citizenship, present principal occupation and employment history are set forth in Schedule A hereto) (collectively, with the Company, the “Offeror Group”) hereby offer to purchase, severally, and not jointly, for cash up to $9.0 million of shares of its outstanding common stock, par value $0.01 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The Company will purchase approximately the first $7.6 million of tender shares, and the other members of the Offeror Group will purchase approximately the remaining $1.4 million of tender shares in the order and amounts set forth on Schedule A hereto. The Offeror Group is offering to purchase the shares at a price not less than $13.63 and not more than $14.93 per share, less any applicable withholding taxes and without interest. See Section 1.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration and conditional tenders described in this Offer to Purchase, the Offeror Group will determine a single per share price that they will pay for shares properly tendered and not properly withdrawn from the Tender Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. The Purchase Price will be the lowest price per share (in increments of $0.13) of not more than $14.93 and not less than $13.63 per share, at which shares have been properly tendered or have been deemed to be tendered in the Tender Offer, that will enable the Offeror Group to purchase the maximum number of shares properly tendered in the Tender Offer and not properly withdrawn for an aggregate purchase price of $9.0 million or such lesser number if less than $9.0 million of shares are properly tendered in the Tender Offer after giving effect to any shares properly withdrawn.

All shares acquired in the Tender Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price, and the Offeror Group will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration and conditional tender provisions described in this Offer to Purchase, the Offeror Group will purchase all shares properly tendered and not properly withdrawn. Shares not purchased in the Tender Offer will be returned to the tendering stockholders at the Company’s expense promptly after the expiration of the Tender Offer. See Section 1.

The Tender Offer will expire at 11:59 p.m. New York City time, on the Expiration Date, unless extended or withdrawn. The Offeror Group may, in its sole discretion, extend the period of time in which the Tender Offer will remain open or withdraw the Tender Offer.

In determining to proceed with the Tender Offer and the Company’s purchase obligation thereunder, our Board considered a broad range of factors, including our financial structure, financial condition and dividend policy, operations, resources and prospects, the current and historical market prices of our shares, the likelihood that repurchasing shares of our common stock would be accretive to our earnings, alternative methods of repurchasing our shares other than pursuant to a Tender Offer, and the attractiveness of the Tender Offer to our stockholders. Our Board also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally. Based on this review, our Board determined that it is in the best interest of the Company to repurchase shares of its common stock and that at this time, the Tender Offer described in this Offer to Purchase is a prudent and effective way to do so and we believe a Tender Offer at the Purchase Price will underscore our continued focus on driving shareholder value. Our Board believes the modified “Dutch Auction” Tender Offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the Tender Offer also affords stockholders the option not to participate and thereby, to increase their relative percentage interest in the Company and our future results. In addition, our Board believes the Tender Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

The Tender Offer is not conditioned upon any minimum number of shares being tendered. The Tender Offer is, however, subject to certain other conditions. See Section 7.

WHILE OUR BOARD HAS AUTHORIZED THE OFFER TO PURCHASE, IT HAS NOT MADE, NOR HAS THE COMPANY, THE COMPANY’S INVESTMENT ADVISER, THE DEPOSITARY OR THE INFORMATION AGENT MADE, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE, IN THE RELATED LETTER OF TRANSMITTAL AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2.

If the conditions to the Tender Offer have been satisfied or waived and more than $9.0 million of shares have been properly tendered and not properly withdrawn prior to the Expiration Date, the Offeror Group will buy shares in the following order of priority:

•

first, on a pro rata basis from all other stockholders who properly tender shares at or below the Purchase Price, other than stockholders who tender conditionally and whose conditions are not satisfied; and

•

second, if necessary to permit us to purchase, severally, and not jointly, up to $9.0 million of shares, from stockholders who have tendered shares subject to the condition that a specified minimum number of the stockholder’s shares be purchased if any of the stockholder’s shares are purchased in the Tender Offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, the Offeror Group may not purchase all of the shares tendered pursuant to the Tender Offer. See Section 1, Section 5 and Section 6 for additional information concerning priority, proration and conditional tender procedures, respectively.

The Offeror Group will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to the related Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the Tender Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding tax on the gross proceeds paid to the holder or other payee pursuant to the Tender Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 14 for a discussion of certain U.S. federal income tax consequences of the Tender Offer.

At the minimum Purchase Price of $13.63 per share, the Offeror Group could purchase approximately 660,308 shares if the offer is fully subscribed, which would represent approximately 5.1% of the issued and outstanding shares as of November 11, 2025. At the maximum Purchase Price of $14.93 per share, the Offeror Group could purchase approximately 602,813 shares if the offer is fully subscribed, which would represent approximately 4.6% of the issued and outstanding shares as of November 11, 2025.

The shares are listed and traded on the Nasdaq. On November 11, 2025, the last reported sale price of the shares on the Nasdaq was $12.98 per share. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

THE TENDER OFFER

1.	Terms of the Offer.

General. Upon the terms and subject to the conditions of the Tender Offer, the Offeror Group hereby offers to purchase, severally, and not jointly, for cash up to $9.0 million of shares of the Company’s common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the Tender Offer, at a price determined by the Offeror Group of not less than $13.63 and not more than $14.93 per share, less any applicable withholding taxes and without interest. See Section 16 for a description of our right to extend, delay, terminate or amend the Tender Offer.

If the Tender Offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date. If there is proration, shares will be rounded up or down to the nearest whole share.

If we

(i)

•

increase the maximum price to be paid above $14.93 per share or decrease the price to be paid below $13.63 per share or otherwise change the price range at which we are offering to purchase shares in the Tender Offer;

•

increase the aggregate dollar amount of shares being sought in the Tender Offer and such increase would result in the prospective purchase of an additional number of shares exceeding 2% of our outstanding shares; or

•	decrease the aggregate purchase price for shares being sought in the Tender Offer; and

(ii)

•

the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 16, the Tender Offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 A.M. through 5:00 P.M., New York City time.

In accordance with the instructions to the Letter of Transmittal, stockholders desiring to tender shares must specify the price, not less than $13.63 and not more than $14.93 per share, at which they are willing to sell their shares in the Tender Offer. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Offeror Group determines pursuant to the terms of the Tender Offer, which could be a price per share as low as $13.63 or as high as $14.93. If tendering stockholders wish to maximize the chance that their shares will purchased in the Tender Offer, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such stockholder’s shares will be deemed to be tendered at the minimum price of $13.63 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in such stockholder’s shares being purchased at the minimum price of $13.63 per share.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

All shares tendered and not purchased pursuant to the Tender Offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made at our expense promptly following the Expiration Date.

Priority of Purchases. If the terms and conditions of the Tender Offer have been satisfied or waived and up to 660,308 million of shares are properly tendered and not properly withdrawn prior to the Expiration Date, the Offeror Group will purchase, severally, and not jointly, up to $9.0 million of shares properly tendered and not properly withdrawn.

If the conditions to the Tender Offer have been satisfied or waived and more than $9.0 million of shares have been properly tendered and not properly withdrawn prior to the Expiration Date, the Offeror Group will purchase, severally, and not jointly, up to $9.0 million of properly tendered shares on the basis set forth below:

•

first, subject to the conditional tender provisions described in Section 6, the Offeror Group will purchase all other shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and;

•

second, if necessary to permit the Offeror Group to purchase, severally, and not jointly, up to $9.0 million of shares, shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, all of the shares that a stockholder tenders in the Tender Offer may not be purchased. It is also possible that none of the shares that a stockholder conditionally tenders will be purchased.

Proration. If proration of tendered shares is required, the Offeror Group will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such stockholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all stockholders. If there is proration, shares will be rounded up or down to the nearest whole share. The preliminary results of any proration will be announced by press release promptly after the Expiration Date, although we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Tender Offer until three to five business days after the Expiration Date because of the difficulty in determining the number of shares properly tendered and not properly withdrawn. Stockholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

As described in Section 14, the number of shares that the Offeror Group will purchase from a stockholder pursuant to the Tender Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Plans or Proposals.

Purpose of the Tender Offer. In July 2025, the Company issued a press release stating its intention to purchase up to 20% of its outstanding common stock alongside of certain of its affiliates to the extent its shares continued to trade below 80% of net asset value (“NAV”). The press release also noted that the Company and its management also reserved the right to conduct tender offers as part of the Company’s broader value creation initiatives. Our Board believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all stockholders with the opportunity to tender all or a portion of their shares. Conversely, the Tender Offer also affords stockholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, our Board believes the Tender Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales. Our Board may consider undertaking additional tender offer(s) based upon a variety of factors, including the performance of the Company’s market price.

While our Board has authorized the Offer to Purchase, it has not made, nor has the Company, the Company’s investment adviser, the Information Agent or the Depositary made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other Tender Offer materials.

Certain Effects of the Tender Offer; Plans or Proposals. At the minimum Purchase Price of $13.63 per share, the Offeror Group could purchase approximately 660,308 shares if the offer is fully subscribed, which would represent approximately 5.1% of the issued and outstanding Shares as of November 11, 2025. At the maximum Purchase Price of $14.93 per share, the Offeror Group could purchase approximately 602,813 shares if the offer is fully subscribed, which would represent approximately 4.6% of the issued and outstanding shares as of November 11, 2025.

We can give no assurance, however, as to the price at which a stockholder may be able to sell such shares in the future.

The shares purchased by the Company in the Tender Offer will reduce our “public float,” which is the number of shares owned by non-affiliated stockholders and available for trading in the securities markets, and is likely to reduce the number of our stockholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following the completion of the Tender Offer. In addition, the Tender Offer will increase the proportional ownership of those Company officers and directors who are not participating in the Tender Offer and any other stockholders who do not participate or participate only in part in the Tender Offer.

We currently intend to retire any shares purchased pursuant to the Tender Offer. Such shares will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of the Nasdaq. We have no current plans for the issuance of shares purchased in this Tender Offer.

We may, in the future, decide to purchase shares. Any such purchases may be on the same terms as, or on terms that are more or less favorable to stockholders than, the terms of the Tender Offer. Rule 13e-4 under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the Tender Offer, until at least ten business days after the Expiration Date.

Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•

any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets, except that we continually look for attractive opportunities to monetize portfolio investments, particularly equity investments;

•	any material change in our indebtedness or our capitalization, other than with respect to a potential debt offering that the Company may make in the future, subject to approval by our Board;

•

any change in our present Board or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be quoted on the Nasdaq;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate and we continue to evaluate the risk-reward relative to all options and various investment alternatives, including the Tender Offer and dividend payments. We may also consider a variety of extraordinary transactions, such as a sale of assets or business of the Company, a restructuring, a recapitalization, a special dividend to stockholders, a liquidation or other transaction or series of transactions. Any such transaction could result in proceeds to stockholders at that time above the tender offer price and/or above the fair value of our investments, although there is no assurance (i) that we will engage in any such transaction, (ii) that any such transaction will be successfully consummated or (iii) that the value of such transaction if consummated will be at or above the tender offer price or book value.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the Tender Offer, the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 11:59 p.m. New York City time on the Expiration Date by the Depositary at its address set forth on the back cover page of this document.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the Tender Offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

In accordance with the instructions to the Letter of Transmittal, each stockholder wishing to tender shares in the Tender Offer must properly indicate in the section captioned (1) “Shares Tendered at Price Determined by Stockholder” in the Letter of Transmittal the price at which they are tendering shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the Tender Offer.

If tendering stockholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $13.63 per share. Tendering stockholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $13.63 per share.

A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such stockholder is tendering shares. In no event may a stockholder tender the same shares at more than one price (unless the shares are first properly withdrawn previously in accordance with Section 4).

STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES AS IT IS LIKELY THAT — FOR ADMINISTRATIVE REASONS — THEY HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Book-Entry Delivery. The Depositary has established an account with respect to the shares at the Book-Entry Transfer Facility for purposes of the Tender Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering stockholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if (a) the Letter of Transmittal is signed by the registered holder of the shares tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” in the Letter of Transmittal, or (b) such shares are tendered for the account of an Eligible Institution. See Instructions 1 and 6 of the Letter of Transmittal. If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

U.S. Federal Backup Withholding Tax. To prevent the potential imposition of U.S. federal backup withholding tax on the gross proceeds payable to a tendering holder pursuant to the Offer to Purchase, each tendering holder must submit to the Depositary a correct, completed and signed IRS Form W-9 (“Form W-9”) (for U.S. Holders, as defined in Section 14) or IRS Form W-8BEN (“Form W-8BEN”), IRS Form W-8BEN-E (“Form W-8BEN-E”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable IRS Form W-8 (for Non-U.S. Holders, as defined in Section 14), or otherwise establish an exemption from backup withholding. See Section 14 below.

Withholding for Non-U.S. Holders. An applicable withholding agent may withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder (as defined in Section 14) pursuant to the Offer to Purchase at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an income tax treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-U.S. Holder). In order to claim a reduction of or an exemption from such withholding tax, a Non-U.S. Holder must deliver to the withholding agent a validly completed and executed Form W-8BEN, W-8BEN-E, W-8IMY, or other applicable Form W-8 (with respect to income tax treaty benefits) or W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) claiming such reduction or exemption before the payment is made. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld (i) if such holder meets the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” tests described in Section 14 or (ii) if such holder is otherwise able to establish that no or a reduced amount of withholding tax is due. Non-U.S. Holders should consult their tax advisors regarding the particular tax consequences to them of selling shares pursuant to the Offer to Purchase, including the application of U.S. federal income tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedures.

Tender Constitutes an Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Tender Offer and an agreement between the tendering stockholder and the Offeror Group upon the terms and subject to the conditions of the Tender Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s representation and warranty to the Offeror Group that: (1) the stockholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; and (3) the tendered shares are not currently subject to any contractual or other restriction.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the Tender Offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. The Offeror Group will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. The Offeror Group reserves the right to reject any or all tenders of shares determined by them not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. The Offeror Group also reserves the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Offeror Group shall determine. None of the Offeror Group, the Depositary, the Information Agent or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any properly tendered shares are not purchased pursuant to the Tender Offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Lost, Stolen, Destroyed or Mutilated Certificates. Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, destroyed or mutilated may contact Equiniti, as Transfer Agent for our shares, at HelpAST@equiniti.com or the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY, ANY MEMBER OF THE OFFEROR GROUP OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY, ANY MEMBER OF THE OFFEROR GROUP OR THE INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Tenders of shares made pursuant to the Tender Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable except that they may be withdrawn after 11:59 P.M., New York City time, on January 12, 2026, the fortieth business day from November 12, 2025, unless theretofore accepted for payment as provided in this Offer to Purchase. If the Offeror Group extends the period of time during which the Tender Offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the Tender Offer for any reason, then, without prejudice to our rights under the Tender Offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Tender Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Tender Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the Tender Offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

The Offeror Group will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. The Offeror Group also reserves the right to waive any defect or irregularity in the withdrawal of shares by any stockholder. None of the Offeror Group, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Tender Offer, promptly following the Expiration Date, the Offeror Group will (1) determine the Purchase Price the Offeror Group will pay for shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and (2) accept for payment and purchase, severally, and not jointly, up to $9.0 million of shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Tender Offer, the Offeror Group will be deemed to have accepted for payment, subject to the proration and conditional tender provisions of the Tender Offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if they give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Tender Offer.

Upon the terms and subject to the conditions of the Tender Offer, the Offeror Group will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Tender Offer promptly after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the Tender Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal, including any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

The Offeror Group will pay for shares purchased under the Tender Offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Offeror Group and transmitting payment to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY THE OFFEROR GROUP REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, the Offeror Group will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. If there is proration, shares will be rounded up or down to the nearest whole share. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at the Company’s expense, promptly after the Expiration Date or termination of the Tender Offer. In addition, if certain events occur, the Offeror Group may not be obligated to purchase shares under the Tender Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to the Offeror Group of shares purchased pursuant to the Tender Offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See the Letter of Transmittal.

6.	Conditional Tender of Shares.

In the event of an oversubscription of the Tender Offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each stockholder to consult with his, her or its own financial and tax advisors.

After the Expiration Date, if the number of shares properly tendered and not properly withdrawn pursuant to the Offer to Purchase at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered at Price Determined Pursuant to the Tender Offer” alternative would result in an aggregate total of more than $9.0 million of shares, so that the Offeror Group must prorate its acceptance of and payment for tendered shares, the Offeror Group will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). If there is proration, shares will be rounded up or down to the nearest whole share. All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder.

After giving effect to these withdrawals, the Offeror Group will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate of $9.0 million, then, to the extent feasible, the Offeror Group will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, the Offeror Group will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer.

Notwithstanding any other provision of the Tender Offer, the Offeror Group will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after November 12, 2025 (or such earlier date as may be specified in the relevant condition) and before the Expiration Date any of the following events shall have occurred or are reasonably determined by the Offeror Group to have occurred that, in the reasonable judgment of our Board and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the Tender Offer or with acceptance for payment or payment:

1.

there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the Tender Offer or the acquisition of some or all of the shares pursuant to the Tender Offer or otherwise relates in any manner to the Tender Offer, or (ii) in the Offeror Group’s reasonable judgment, could materially and adversely affect the Company and the Company’s subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs the ability of the Offeror Group to purchase the shares in the Tender Offer;

2.

there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Tender Offer or the Offeror Group or any of our subsidiaries, by any court or any authority, agency or tribunal, that, in the reasonable judgment of the Offeror Group, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restricts or prohibits completion of the Tender Offer, (ii) delays or restricts the ability of the Offeror Group, or renders them unable, to accept for payment or pay for some or all of the shares, or (iii) materially and adversely affects our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries;

3.

there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable judgment of the Offeror Group, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof;

4.

there shall have been a decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 5, 2025 the business day prior to the announcement of the commencement of the Tender Offer; or

5.

a tender or exchange offer for any or all of our shares has been proposed, announced or made by any person or has been publicly disclosed, other than in the ordinary course of business (other than the Tender Offer).

The foregoing conditions are our sole benefit of the Offeror Group and may be asserted by them regardless of the circumstances giving rise to any such condition, and may be waived by them, in whole or in part, at any time in their sole discretion before the Expiration Date. The failure of the Offeror Group at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the Tender Offer has expired, then all of the conditions to the Tender Offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if the Offeror Group waives any of the conditions described above, they may be required to extend the Tender Offer. See Section 16.

8.	Price Range of Shares; Dividends.

Our shares are listed and traded on the Nasdaq under the trading symbol “BCIC.” The following table sets forth, for each of the fiscal periods indicated, the unadjusted daily closing high and low sales prices of the shares as reported on the Nasdaq.

	Base Distribution per Share	Supplemental Distribution per Share	Declaration Date	Record Date	Pay Date
2025:
Fourth quarter	$0.47	$—	11/6/2025	11/17/2025	11/25/2025
Third quarter	0.47	0.02	8/7/2025	8/18/2025	8/29/2025
Second quarter	0.47	—	5/8/2025	5/19/2025	5/29/2025
First quarter	0.47	0.07	3/13/2025	3/24/2025	3/31/2025
Total declared in 2025	$1.41	$0.09

2024:
Fourth quarter	$0.69	$—	11/7/2024	11/19/2024	11/29/2024
Third quarter	0.69	—	8/8/2024	8/22/2024	8/30/2024
Second quarter	0.69	—	5/8/2024	5/21/2024	5/31/2024
First quarter	0.69	—	3/13/2024	3/25/2024	4/2/2024
Total declared in 2024	$2.76	$—

2023:
Fourth quarter	$0.69	$—	11/8/2023	11/20/2023	11/30/2023
Third quarter	0.69	—	8/8/2023	8/22/2023	8/31/2023
Second quarter	0.69	—	5/10/2023	5/22/2023	5/31/2023
First quarter	0.68	—	3/9/2023	3/20/2023	3/31/2023
Total declared in 2023	$2.75	$—

2022:
Fourth quarter	$0.67	$—	11/8/2022	11/24/2022	12/13/2022
Third quarter	0.63	—	8/9/2022	8/16/2022	9/2/2022
Second quarter	0.63	—	5/10/2022	5/24/2022	6/7/2022
First quarter	0.63	—	3/10/2022	3/21/2022	3/30/2022
Total declared in 2022	$2.56	$—

Fourth Quarter (as of November 11, 2025)

On November 11, 2025, the last reported sale price of the shares on Nasdaq was $12.98 per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.

The Company’s net asset value (“NAV”) per share is determined quarterly and is reflected in our published reports on Form 10-Q and Form 10-K. Our NAV per share fluctuates from quarter to quarter. Our most recent NAV per share, determined as of September 30, 2025, was $17.55 per share and is reflected in the Form 10-Q filed for such quarter-end.

9.	Interest of Directors and Executive Officers.

As of November 11, 2025, we had 13,064,667 shares of common stock outstanding. At the minimum Purchase Price of $13.63 per share, the Offeror Group could purchase approximately 660,803 shares if the offer is fully subscribed, which would represent approximately 5.1% of the issued and outstanding shares as of November 11, 2025. At the maximum Purchase Price of $14.93 per share, the Offeror Group could purchase approximately 602,813 shares if the offer is fully subscribed, which would represent approximately 4.6% of the issued and outstanding shares as of November 11, 2025. As of November 11, 2025, our directors and executive officers as a group (10 persons) beneficially owned an aggregate of 200,183 shares of our common stock, representing approximately 1.53% of our outstanding shares. While the Company’s directors and executive officers are entitled to participate in the Tender Offer on the same basis as other stockholders. They have advised us that they (and their affiliates) do not intend to tender shares in the Tender Offer (including shares they are deemed to beneficially own).

The following table shows, as of November 11, 2025, the aggregate number and percentage of our securities that were beneficially owned by our directors and executive officers. The business address of each of our directors and executive officers is 650 Madison Avenue, 3rd Floor, New York, NY 10022.

	Number of Shares(1)	Percentage of Class
Name and Address
Directors and Executive Officers:
Independent Directors
Alexander Duka	1,000	*
George Grunebaum	—	—%
Dean C. Kehler(2)	167,400	1.28%
Robert Warshauer	2,000	*
Joseph Morea	969	*
Jennifer Kwon Chou	—	—%
Interested Directors
Ted Goldthorpe	12,773	*
Patrick Schafer	13,605	*
Executive Officers
Brandon Satoren	2,116	*
David Held	320	*
Directors and Executive Officers as a Group	200,183	1.53%

*	Represents less than one percent (1.0%)
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	Based on a total of 13,064,667 shares of the Company’s common stock issued and outstanding as of November 11, 2025.

10.	Certain Information Concerning the Company.

General. The Company is an externally managed, non-diversified closed-end investment company that has elected to be regulated as a BDC under the 1940 Act, and incorporated in the State of Delaware. The Company’s principal executive office address is 650 Madison Avenue, 3rd Floor, New York, NY 10022, and its telephone number is (212) 891-2880. The Company’s internet address is https://www.bcpinvestmentcorporation.com. Unless expressly stated otherwise, the information contained on the Company’s website or connected to the Company’s website is not incorporated by reference into this Offer to Purchase and should not be considered part of this Offer to Purchase.

Additional Information About the Company. The Company is subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and executive officers, the principal holders of its securities and any material interest of such persons in transactions with the Company. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Company has filed with the SEC a Tender Offer Statement on Schedule TO, which includes additional information with respect to the Tender Offer. Such material and other information may be viewed on the Commission’s website at www.sec.gov.

Incorporation by Reference. The rules of the SEC allow the Company to “incorporate by reference” information into this Offer to Purchase, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about the Company. We incorporate by reference into this Offer to Purchase the documents listed below (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”).

Commission Filings	Period or Date of Report

BCP Investment Corporation Annual Report on Form 10-K	Year ended December 31, 2024

BCP Investment Corporation Quarterly Report on Form 10-Q	Quarter ended March 31, 2025

BCP Investment Corporation Quarterly Report on Form 10-Q	Quarter ended June 30, 2025

BCP Investment Corporation Quarterly Report on Form 10-Q	Quarter ended September 30, 2025

These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy materials.

You can obtain the documents described under “Additional Information About the Company” and any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at www.sec.gov. You can also obtain the documents described under “Additional Information About the Company” and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from the Company at BCP Investment Corporation, Attention: Investor Relations, 650 Madison Avenue, 3rd Floor, New York, NY 10022. Please be sure to include your complete name and address in the request. If you request any incorporated documents, the Company will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11.	Certain Information Concerning the Offeror Group

Please see Schedule A hereto for information relating to the members of the Offeror Group other than the Company.

12.	Background of the Offer; Past Contacts

As part of its continuous evaluation of its business, the Company regularly considers and evaluates different strategies to improve its business position and enhance value for its stockholders.

On July 15, 2025, the Company issued a press release stating, among other things, that it reserves the right to conduct tender offers as part of its broader value creation initiatives.

On November 5, 2025, at a previously scheduled meeting of the Board, the Board discussed and approved the Tender Offer, and discussed potential participation by certain affiliates, including management.

On November 6, 2025, the Company issued a press release stating, among other things, that the Company, its management and certain other affiliates intend to commence a modified “Dutch Auction” tender offer to purchase up to $9.0 million of shares.

On November 12, 2025, the Company and the Offeror Group commenced the Tender Offer.

13.	Source and Amount of Funds

The Offeror Group intends to finance, severally and not jointly, the acquisition of shares in the Tender Offer and to pay, severally and not jointly, all related fees and expenses with available cash, approximately $7.6 million of which is expected to be contributed by the Company, approximately $1 million of which is expected to be contributed by Mr. Goldthorpe, approximately $150,000 of which is expected to be contributed by Mr. Schafer, approximately $35,000 of which is expected to be contributed by Mr. Satoren, approximately $50,000 of which is expected to be contributed by Mr. Morea, approximately $100,000 of which is expected to be contributed by Mr. Grunebaum, approximately $50,000 of which is expected to be contributed by Mr. Reinhart, and approximately $10,000 of which is expected to be contributed by Ms. Klassen. Neither the Company nor any member of the Offeror Group have any alternative financing arrangement or alternative financing plans.

14.	Certain U.S. Federal Income Tax Consequences.

The following discussion is a general summary of certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined below) of a sale of shares pursuant to the Offer to Purchase. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder, rulings and administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

This discussion addresses only holders who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special U.S. federal income tax rules (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders whose “functional currency” is not the U.S. dollar, financial institutions or insurance companies, tax-exempt organizations, pension plans, regulated investment companies or real estate investment trusts, former citizens or residents of the United States, U.S. expatriates, partnerships or other pass-through entities and investors in such entities, persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction, persons subject to the alternative minimum tax, persons required to accelerate the recognition of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, and persons who acquired their shares upon the exercise of stock options or otherwise as compensation). This discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the net investment income tax.

Holders should consult their own tax advisors regarding the tax consequences of a sale of shares pursuant to the Offer to Purchase, including the applicability and effects of any state, local or non-U.S. tax laws.

We have not sought, and we do not expect to seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the sale of shares pursuant to the Offer to Purchase or that the IRS’s position would not be sustained by a court of competent jurisdiction.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) whose administration is subject to the primary supervision of a court within the United States and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a person that is treated as a partner of an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds our shares generally will depend on the status of the person and the activities of the entity or arrangement. Such persons should consult their own tax advisors.

U.S. Holders. The sale of shares pursuant to the Offer to Purchase will, depending on each tendering holder’s particular circumstances, be treated for U.S. federal income tax purposes as either a sale or exchange of shares or as a distribution from us with respect to our stock. Under Section 302 of the Code, a sale of shares pursuant to the Offer to Purchase generally will be treated as a sale or exchange if the sale: (i) results in a “complete termination” of the holder’s interest in the Company, (ii) is “substantially disproportionate” with respect to the holder, or (iii) is “not essentially equivalent to a dividend” with respect to the holder. In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. U.S. Holders should be aware that acquisitions or dispositions of shares as part of a plan that includes the U.S. Holders’ tender of shares pursuant to the Offer to Purchase may need to be taken into account in determining whether any of the Section 302 tests are satisfied. U.S. Holders should also be aware that their ability to satisfy any of the Section 302 tests may be affected by proration pursuant to the Offer to Purchase.

A sale of shares pursuant to the Offer to Purchase generally will result in a “complete termination” if either (i) the U.S. Holder owns none of our shares actually or constructively immediately after the shares are sold pursuant to the Offer to Purchase or (ii) the U.S. Holder actually owns none of our shares and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares. U.S. Holders wishing to satisfy the “complete termination” test through a waiver of attribution should consult their tax advisors.

A sale of shares pursuant to the Offer to Purchase generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the Company’s outstanding shares actually and constructively owned by such U.S. Holder immediately after the sale is less than 80% of the percentage of shares actually and constructively owned by the U.S. Holder immediately before the sale.

A sale of shares pursuant to the Offer to Purchase generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in the Company. The IRS has indicated in published guidance that even a small reduction in the percentage ownership interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over the corporation’s business would constitute a meaningful reduction. U.S. Holders should consult their tax advisors to determine the application of this test to their particular circumstances.

If a U.S. Holder’s sale of shares pursuant to the Offer to Purchase qualifies as a sale or exchange under any of the Section 302 tests described above, the U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer to Purchase and the adjusted tax basis of the shares sold. The gain or loss will be a capital gain or loss. In general, capital gain or loss with respect to shares sold will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale. The ability to deduct capital losses is subject to limitations.

Under the “wash sale” rules of the Code, recognition of a loss on shares sold pursuant to the Offer to Purchase will ordinarily be disallowed to the extent a holder acquires (including acquisitions through a dividend reinvestment plan) substantially identical shares within 30 days before or after the date the shares are purchased by the Company pursuant to the Offer to Purchase. In that event, the basis and holding period of the shares acquired by the holder will be adjusted to reflect the disallowed loss. Additionally, any loss realized upon a taxable disposition of shares held for six months or less will be treated as a long-term capital loss to the extent of any “capital gain dividends” received by the holder (or amounts credited to the holder as undistributed capital gains) with respect to such shares.

If a U.S. Holder does not satisfy any of the Section 302 tests, amounts received by such U.S. Holder pursuant to the Offer to Purchase will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution would be treated as a dividend taxable as ordinary income to the extent of the Company’s current and accumulated earnings and profits (except with respect to dividends properly designated by us as “capital gain dividends” or other distribution retaining its character). To the extent the amount of the distribution exceeds the amount treated as a dividend, the excess will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in the shares sold pursuant to the Offer to Purchase, and any remaining portion will be treated as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a dividend, the tax basis (after any adjustment for a non-taxable return of capital discussed above) in the shares sold pursuant to the Offer to Purchase will be added to the tax basis in any remaining shares held by such U.S. Holder.

The Company may be required to backup withhold on the gross proceeds paid to a U.S. Holder or other payee pursuant to the Offer to Purchase unless the U.S. Holder has completed and submitted to the Depositary a Form W-9 providing the U.S. Holder’s employer identification number or social security number as applicable, and certifying under penalties of perjury that: (a) such number is correct (or the U.S. Holder is waiting for a number to be issued); (b) either (i) the U.S. Holder is exempt from backup withholding, (ii) the U.S. Holder has not been notified by the IRS that the U.S. Holder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (iii) the IRS has notified the U.S. Holder that the U.S. Holder is no longer subject to backup withholding; and (c) the U.S. Holder is a U.S. citizen or other U.S. person.

Non-U.S. Holders. If a Non-U.S. Holder’s sale of shares pursuant to the Offer to Purchase qualifies as a sale or exchange under any of the Section 302 tests described above, the Non-U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer to Purchase and the adjusted tax basis of the shares sold. The gain or loss will be capital gain or loss. Any capital gain recognized by a Non-U.S. Holder will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on in the United States by the Non-U.S. Holder (and if an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met. If a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the Offer to Purchase will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or a reduced rate prescribed by an applicable income tax treaty) unless the dividend is a “capital gain dividend,” “interest related dividend,” or “short-term capital gain dividend,” or is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which latter case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected income.

As described in Section 3 above, an applicable withholding agent may withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the Offer to Purchase at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed Form W-8ECI, Form W-8BEN or Form W-8BEN-E, or other applicable Form W-8. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of selling shares in the Offer to Purchase, including the application of U.S. federal income tax withholding, their potential eligibility for a withholding tax exemption or reduction, and the refund procedures.

FATCA. The Foreign Account Tax Compliance Act, referred to as FATCA, generally imposes a U.S. federal withholding tax of 30% on certain payments made to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules) unless specified requirements are met. U.S. Holders and Non-U.S. Holders should consult with their tax advisors regarding the possible implications of this legislation on their disposition of shares pursuant to the Offer to Purchase.

Other Holder Reporting Obligations. Under Treasury regulations directed at tax shelter activity, if a holder recognizes a loss of $2.0 million or more for an individual holder or $10.0 million or more for a corporate stockholder, such holder must file with the IRS a disclosure statement on IRS Form 8886. Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, holders of a regulated investment company (“RIC”) are not excepted. Future guidance may extend the current exception from this reporting requirement to holders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Holders should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Shares.

The preceding discussion is intended for general information only and is not a complete analysis or discussion of all potential tax effects that may be important to particular holders. Each holder should consult such holder’s own tax advisor to determine the particular tax consequences to him or her of selling shares in the Offer to Purchase, including the applicability and effect of state, local and foreign tax laws.

15.	Legal Matters; Regulatory Approvals

The Company is not aware of the applicability of any antitrust laws or any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of the shares as contemplated by the Tender Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of the shares as contemplated by the Tender Offer. Should any such approval or other action be required, the Company presently contemplates that it will seek that approval or other action. The Company is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Tender Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company’s business and financial condition. The obligations of the Offeror Group under the Tender Offer to accept shares for payment and pay for shares are subject to conditions. See Section 7.

16.	Extension of the Tender Offer; Termination; Amendment.

The Offeror Group expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by the Offeror Group to have occurred, to extend the period of time during which the Tender Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. The Offeror Group also expressly reserves the right, in its sole discretion, to:

(i)	terminate the Tender Offer and: (a) reject for payment any shares paid for; or (b) not pay for any shares not theretofore accepted for payment; or

(ii)

subject to applicable law and regulation, postpone payment for shares, if any of the conditions specified in Section 7 hereof are not satisfied or waived prior to the Expiration Date, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Their reservation of the right to delay payment for shares which they have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Offeror Group must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Tender Offer.

Subject to compliance with applicable law and regulation, the Offeror Group further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by the Offeror Group to have occurred, to amend the Tender Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Tender Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 11:59 P.M. New York City time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Tender Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which the Offeror Group may choose to make a public announcement, except as required by applicable law and regulation, the Offeror Group shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

If the Offeror Group materially changes the terms of the Tender Offer or the information concerning the Tender Offer, the Offeror Group will extend the Tender Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if the Offeror Group materially changes the terms of the Tender Offer or the information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, the Offeror Group is required to extend the Tender Offer, if necessary, so that the Tender Offer remains open for at least five business days following such change. If (1) the Offeror Group increases the maximum price to be paid for shares above $14.93 or decreases the price to be paid per share below $13.63 per share or otherwise changes the price range to be paid for shares or increases or decreases the aggregate number of shares being sought in the Tender Offer (but, in the case of an increase, only if such increase in the number of shares being sought constitutes more than 2% of our outstanding shares) and (2) the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 16, the Tender Offer will be extended until the expiration of such period of ten business days.

17.	Fees and Expenses; Information Agent; Depositary.

The Company has retained Broadridge Corporate Issuer Solutions, LLC to act as Information Agent and as the Depositary in connection with the Tender Offer. The Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for its services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

Neither the Company nor any other member of the Offeror Group will pay any fees or commissions to brokers or dealers (other than fees to the Information Agent as described above) for soliciting tenders of shares pursuant to the Tender Offer or for making any recommendation in connection with the Tender Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if stockholders tender shares through such nominees and not directly to the Depositary. The Company will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of the Offeror Group, the Information Agent or the Depositary for purposes of the Tender Offer. The Company will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.

The Depositary and its affiliates have provided, and may in the future provide, various other services to the Company for which they have received, or the Company expects they will receive, customary compensation from the Company.

18.	Miscellaneous

The Company is not aware of any jurisdiction where the making of the Tender Offer is not in compliance with applicable law and regulation. If the Company becomes aware of any jurisdiction where the making of the Tender Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law and regulation, the Company will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, the Company cannot comply with the applicable law and regulation, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, the Offeror Group has filed with the Commission a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning the Company.

NEITHER THE COMPANY NOR ANY MEMBER OF THE OFFEROR GROUP HAVE AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THEIR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. NEITHER THE COMPANY NOR ANY MEMBER OF THE OFFEROR GROUP HAVE AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE OFFEROR GROUP.

November 12, 2025

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

Broadridge Corporate Issuer Solutions, LLC

By registered, certified, express, courier or first class mail:	By USPS mail:

Broadridge, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717	Broadridge, Inc. Attn: BCIS Re-Organization Department P.O. Box 1342 Brentwood, NY 11717-0718

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

If you have any questions regarding the Offer, please contact the Information Agent at the address or telephone number set forth below (retail stockholders). If you require additional copies of this Offer to Purchase, the Letter of Transmittal or the other documents related to the Offer, please contact the Information Agent at the address and telephone number set forth below. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

51 Mercedes Way

Edgewood, NY 11717

Call Toll-Free: (855) 793-5068

Via Email: Shareholder@Broadridge.com

The Transfer Agent for the Offer is:

Equiniti Trust Company, LLC (EQ)

28 Liberty Street, 53rd Floor

New York, NY 10005

Call Toll-Free: 1-800-937-5449

Via Email: HelpAST@equiniti.com

SCHEDULE A

Members of Offeror Group Other than the Company

Name and Position	Business Address, Business Telephone Number, Citizenship and History of Judicial Decrees	Amount of Shares Committed to be Purchased	Present Principal Occupation or Employment and Employment History During the Past Five Years
Edward Goldthorpe, President and Chief Executive Officer

650 Madison Avenue, 3rd Floor, New York, NY 10022

Business Telephone Number: (212) 891-2880

Citizenship: United States and Canada

Judgments Related to Securities Laws Violations: N/A

Judgments Related to Criminal Proceedings: N/A

		$1.0 million (if less than $9.0 million of shares tendered, then Mr. Goldthorpe will purchase tendered shares in excess of approximately $7.6 million of tender shares, purchased by the Company pro rata with all of the other members of the Offeror Group other than the Company).	President and CEO of the Company since April 2019 and BC Partners Lending Corporation (“BCPL”) since April 2018, Alternative Credit Income Fund since October 2020 and Logan Ridge Finance Corporation (“LRFC”) from July 2021 to July 2025, Opportunistic Credit Interval Fund since April 2022. Mr. Goldthorpe also currently serves as the CEO and Chairman of Mount Logan Capital Inc. Executive Officer of Sierra Crest and Managing Partner of BC Partners Credit since 2017.

Patrick Schafer, Chief Investment Officer

650 Madison Avenue, 3rd Floor, New York, NY 10022

Business Telephone Number: (212) 891-2880

Citizenship: United States

Judgments Related to Securities Laws Violations: N/A

Judgments Related to Criminal Proceedings: N/A

		$150,000 (if less than $9.0 million of shares tendered, then Mr. Schafer will purchase tendered shares in excess of approximately $7.6 million of tender shares, purchased by the Company pro rata with all of the other members of the Offeror Group other than the Company).	Chief Investment Officer of the Company since April 2019 and Partner of BCP Credit since July 2025. Prior to July 2025, Mr. Schafer was a Managing Director of BCP Credit since May 2018.

Brandon Satoren, Chief Financial Officer

650 Madison Avenue, 3rd Floor, New York, NY 10022

Business Telephone Number: (212) 891-2880

Citizenship: United States

Judgments Related to Securities Laws Violations: N/A

Judgments Related to Criminal Proceedings: N/A

		$35,000 (if less than $9.0 million of shares tendered, then Mr. Satoren will purchase tendered shares in excess of approximately $7.6 million of tender shares, purchased by the Company pro rata with all of the other members of the Offeror Group other than the Company).	Chief Financial Officer, Secretary, and Treasurer of the Company, Alternative Credit Income Fund, and Opportunistic Credit Interval Fund since April 2024, Chief Financial Officer of LRFC from April 1, 2024 to July 2025. Prior to April 1, 2024, Mr. Satoren held the positions of Chief Accounting Officer, Secretary and Treasurer at LRFC, Alternative Credit Income Fund and Opportunistic Credit Interval Fund since November 9, 2021. Prior to this, as a Controller of BCP Credit since May 2021 and as a Vice President at Pennant Park from May 2019 to May 2021.

Joseph Morea, Independent Director

650 Madison Avenue, 3rd Floor, New York, NY 10022

Business Telephone Number: (212) 891-2880

Citizenship: United States

Judgments Related to Securities Laws Violations: N/A

Judgments Related to Criminal Proceedings: N/A

	$50,000 (if less than $9.0 million of shares tendered, then Mr. Morea will purchase tendered shares in excess of approximately $7.6 million of tender shares, purchased by the Company pro rata with all of the other members of the Offeror Group other than the Company).	Former Principal for Berkeley Realty Ventures, LLC.

George Grunebaum Independent Director

650 Madison Avenue, 3rd Floor, New York, NY 10022

Business Telephone Number: (212) 891-2880

Citizenship: United States

Judgments Related to Securities Laws Violations: N/A

Judgments Related to Criminal Proceedings: N/A

	$100,000 (if less than $9.0 million of shares tendered, then Mr. Grunebaum will purchase tendered shares in excess of approximately $7.6 million of tender shares, purchased by the Company pro rata with all of the other members of the Offeror Group other than the Company).	Chief Executive Officer of Ashmore Investment Management (US) Corp., President of Ashmore Funds, a series of U.S. registered mutual funds.

Sam Reinhart Employee of Parent Entity of the Company’s Investment Adviser

650 Madison Avenue, 3rd Floor, New York, NY 10022

Business Telephone Number: (212) 891-2880

Citizenship: United States

Judgments Related to Securities Laws Violations: N/A

Judgments Related to Criminal Proceedings: N/A

	$50,000 (if less than $9.0 million of shares tendered, then Mr. Reinhart will purchase tendered shares in excess of approximately $7.6 million of tender shares, purchased by the Company pro rata with all of the other members of the Offeror Group other than the Company).	Managing Director of BCP Credit since April 2024. Prior to that, Mr. Reinhart led the FIG Capital Markets business at UBS as a Managing Director.

Nikita Klassen Employee of Parent Entity of the Company’s Investment Adviser

650 Madison Avenue, 3rd Floor, New York, NY 10022

Business Telephone Number: (212) 891-2880

Citizenship: Canada

Judgments Related to Securities Laws Violations: N/A

Judgments Related to Criminal Proceedings: N/A

	$10,000 (if less than $9.0 million of shares tendered, then Mr. Klassen will purchase tendered shares in excess of approximately $7.6 million of tender shares, purchased by the Company pro rata with all of the other members of the Offeror Group other than the Company).	Chief Financial Officer of Mount Logan Capital, Inc (since April 2024) and, prior to that, as Senior Controller at BCP Credit since April 2023. Prior to joining BCP Credit, Ms. Klassen served as Managing Director and Head of Accounting Policy at Silicon Valley Bank from May 2022 through April 2023, as Vice President and Head of SEC Reporting and Accounting Policy at Galaxy Digital Holdings from May 2021 through April 2022, and as a Director of Global Accounting Policy and Advisory at American Express from January 2019 through May 2021.